EXHIBIT 99.3
PENDING SLNG/ELBA EXPRESS ACQUISITION
Cautionary Statement Regarding Forward-Looking Statements
     This information below includes forward-looking statements and projections. The Partnership has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, that the amount of cash distributions declared will be determined on a quarterly basis by the board of directors of our general partner, in their sole discretion, and will depend on many factors including the Partnership’s financial condition, earnings, cash flows, capital requirements, financial covenants, legal requirements and other factors deemed relevant by the board of directors of our general partner; and our ability to achieve projected growth rates will depend on many different factors, including without limitation, the ability to obtain necessary governmental approvals for proposed pipeline projects and to successfully construct expansion projects on time and within budget; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the risks associated with recontracting of transportation commitments; regulatory uncertainties associated with pipeline rate cases; actions taken by third-party operators, processors and transporters; conditions in geographic regions or markets served by the Partnership and its affiliates and equity investees or where its operations and affiliates are located; the effects of existing and future laws and governmental regulations; competitive conditions in our industry; changes in the availability and cost of capital; and other factors described in the Partnership’s (and its affiliates’) Securities and Exchange Commission filings. While these statements and projections are made in good faith, the Partnership and its management cannot guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The Partnership assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made, whether as a result of new information, future events, or otherwise.
SLNG and Elba Express

SLNG.  SLNG owns the Elba Island LNG terminal. Located near Savannah, Georgia, the Elba Island liquid natural gas, or LNG, terminal is one of ten facilities in the United States capable of providing domestic storage and vaporization services to international producers of LNG. The Elba Island LNG terminal has 7.3  billion cubic feet, or Bcf, of LNG storage capacity and 1,755 million cubic feet per day, or  MMcf/d, of peak vaporization send-out capacity. Southern Natural Gas Company, or SNG, SNG operates the Elba Island LNG terminal pursuant to a service agreement with SLNG. The capacity of the Elba Island LNG terminal is fully contracted with subsidiaries of BG Energy Holdings Limited, or British Gas BG, and Shell Oil Company, or Shell, through long-term tolling agreements. The Elba Island LNG terminal is directly connected to four major pipelines (Carolina Gas Transmission, SNG, Elba Express Pipeline and Atlanta Gas Light) and indirectly to two others (Transco and Florida Gas Transmission), and thus readily accessible to the Southeast and Mid-Atlantic markets.

SLNG’s Elba Phase IIIA Expansion project is currently underway for Shell North American LNG, LLC, or Shell LNG, has increased SLNG’s peak vaporization send-out capacity to 1,755 MMcf/d from 1,215 MMcf/d and is expected to increase storage capacity at the Elba Island LNG terminal to 11.5 Bcf by August 2010. The Elba Phase IIIB Expansion project would further increase storage capacity at the Elba Island LNG terminal to 15.7 Bcf and peak vaporization send-out capacity to 2,115 MMcf/d. During the second quarter of 2009, British Gas’ subsidiary, BG LNG Services LLC, or BG, SNG, Elba Express and SLNG entered into agreements to delay the in-service date of the Elba Phase IIIB Expansion project at BG’s option, to as late as December 31, 2014 or, if BG is unable to meet certain conditions, to terminate the Elba Phase IIIB Expansion project by mid 2011. In exchange for this delay/termination option, BG committed to subscribe to certain firm Phase B capacity on the Elba Express pipeline (described under “— Elba Express” below).

Elba Express.  Elba Express owns the Elba Express Pipeline, an approximate 190-mile pipeline with a design capacity of 945 MMcf/d that transports natural gas supplies from the Elba Island LNG terminal to markets in the southeastern and eastern United States. SNG operates of the Elba Express Pipeline pursuant to a service agreement with EEC. The Elba Express Pipeline consists of 105 miles of 42-inch pipeline extending from Port Wentworth, Georgia to the Wrens interconnect with SNG and ten miles of 42-inch and 75 miles of 36-inch pipeline extending from the Wrens interconnect to Transco and was placed into service on March 1, 2010. Under a firm transportation service agreement, Shell LNG committed to the entire capacity of the Elba Express Pipeline for 30 years from the in-service date.

Elba Express’ Phase B Expansion project is expected to increase the Elba Express Pipeline’s design capacity up to 1,165 MMcf/d with the addition of an approximate 10,000 horse power compression station at an estimated cost of approximately $30 million. The Phase B Expansion project is expected to be placed in-service in 2014 or 2015. BG committed to subscribe for either 170 MMcf/d (if BG commits to the Elba Phase IIIB Expansion project) or 220 MMcf/d (if BG exercises its option to terminate the Elba Phase IIIB Expansion project) of the additional capacity to be provided by the Phase B Expansion project.

Customer Contracts

SLNG.  The Elba Island LNG terminal’s capacity is fully subscribed under long-term fixed-fee tolling contracts with BG (which has contracted for 4 Bcf of storage and 630 MMcf/d of vaporization send-out capacity through April 2027) and Shell LNG (which has contracted for 3.3 Bcf of storage and 540 MMcf/d of vaporization send-out capacity through January 2036 and 4.2 Bcf of storage and 405 MMcf/d of vaporization send-out capacity through mid 2035). Under these agreements, BG and Shell LNG have the right to use the Elba Island LNG terminal to unload, store and regasify their LNG in return for a fixed demand charge. Payments are almost entirely independent of the actual volume of LNG handled by the Elba Island LNG terminal because of the fixed-fee demand charges. Operating costs are largely fixed, the variable fuel costs are directly passed through via annual tracker mechanism to compensate SLNG for variable commodity costs and the variable electricity costs are tracked in the contract with BG and imbedded in the rate paid by Shell LNG. The obligations of BG and Shell LNG under the tolling contracts are covered by multi-year guarantees from British Gas and Shell, respectively. The aggregate guarantees provide significant coverage of projected annual demand revenue. As of December 31, 2009, approximately 93 percent of SLNG’s revenues were attributable to contracts providing for fixed-fee demand charges, with a weighted average remaining contract life of 23 years.

Elba Express.  Under a firm transportation service agreement, Shell LNG has contracted for 945 MMcf/d of capacity on the Elba Express Pipeline for 30 years from the date of the Elba Express Pipeline’s in-service date of March 1, 2010. The daily capacity charge to Shell LNG will decrease from $0.204/Mcf to $0.184/Mcf on December 31, 2013. The firm transportation service agreement is supported by an initial guaranty and, beginning on April 1, 2010, a step-down replacement guaranty from Shell that unconditionally guarantees the timely performance of all of Shell LNG’s obligations under the firm transportation service agreement.

Existing Debt

SLNG.  In February 2009, SLNG issued in a private placement $135 million aggregate principal amount of notes, consisting of $71 million principal amount of its 9.50% Senior Notes, Series 2009-A, due February 24, 2014, or the Series 2009-A Notes, and $64 million principal amount of its 9.75% Senior Notes, Series 2009-B, due February 24, 2016, or the Series 2009-B Notes. The net proceeds to SLNG from this offering were used to finance the construction of additional storage and vaporization send-out capacity at SLNG’s Elba Island LNG terminal and for general corporate purposes.

The Series 2009-A Notes and the Series 2009-B Notes, or the SLNG Notes, bear interest at their respective interest rates and payable semi-annually on the last day of February and August in each year. The SLNG Notes impose certain limitations on the ability of SLNG to, among other things, incur additional indebtedness, make certain restricted payments, enter into transactions with affiliates, and merge or consolidate with any other person, sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets. SLNG is required to comply with certain financial covenants, including a leverage ratio of no more than 5.00 to 1.00 and an interest coverage ratio of no less than 2.00 to 1.00.

The Series 2009-A Notes mature and become payable on February 24, 2014, and the Series 2009-B Notes mature and become payable on February 24, 2016. The SLNG Notes are unsecured and are redeemable at SLNG’s option at 100 percent of the principal amount plus a specified make-whole premium. The SLNG Notes are also subject to a change of control prepayment offer in the event of a ratings downgrade within a 120-day period from and including the date on which a change of control with respect to SLNG occurs (as defined in the note purchase agreement). If a sufficient number of the rating agencies downgrade the ratings of the SLNG Notes below investment grade within the 120-day period from and including the date of any such change of control, then SLNG will have to offer to prepay the entire unpaid principal amount of the SLNG Notes held by each holder at 101 percent of the principal amount of such SLNG Notes (without any make-whole amount or other penalty), together with interest accrued thereon to the date for such prepayment.

Elba Express.  In May 2009, Elba Express Company, L.L.C., the wholly owned subsidiary of Elba Express, or EEC, secured a $165 million financing facility with Union Bank, N.A. and the lenders named therein, which is available only to the related pipeline project. The $165 million available is comprised of approximately $157 million of availability for construction/term loan commitments, $1 million of availability for revolving loans commitments and $7 million of availability for letter of credit loans.

EEC’s obligations under the financing facility mature on March 31, 2015 and are secured by substantially all of EEC’s assets.

Indebtedness under the financing facility bears interest at a variable rate depending on the time period of such indebtedness and whether the particular borrowing is a base rate loan or LIBOR-based loan. EEC will have the right at any time to prepay, without penalty, loans made under the financing facility, in whole or in part. The financing facility also contains a number of customary negative covenants for financing facilities of this nature, including restrictions on indebtedness, liens, certain restricted payments and certain fundamental transactions, including mergers, consolidations and sales of all or substantially all of EEC’s assets.

As of the Elba Express Pipeline’s in-service date of March 1, 2010, $147 million had been borrowed under this facility and no letters of credit had been issued. The indebtedness outstanding under the financing facility was $138 million for the year ended December 31, 2009.

SLNG and Elba Express Limited Liability Company Agreements

General.  Each of SLNG and Elba Express is as a Delaware limited liability company, or LLC. Upon the closing of the SLNG/Elba Express Acquisition, the Operating Company will enter into an amended and restated limited liability company agreement, or LLC Agreement, with respect to each of SLNG and Elba Express. These LLC Agreements will govern the ownership and management of SLNG and Elba Express. The SLNG and Elba Express LLC Agreements will be virtually identical, except for certain provisions in the Elba Express LLC Agreement related to an independent member (as described below).

Under the LLC Agreements, each member (other than the independent member in the case of Elba Express) may engage in other business opportunities, including those that compete with the LLC’s business, free from any obligation to offer such business opportunities to the other member or the LLC. In addition, any affiliate of a member is free to compete with the business operations or activities of the LLC or the other members.

Governance.  Although management of each LLC is vested in its members, the members of each LLC have agreed to delegate management of the LLC to a management committee. Decisions or actions taken by the management committee of SLNG or Elba Express will bind that LLC. Each management committee will be composed of four representatives. El Paso is entitled to designate one representative and up to one alternative representative, and the Operating Company is entitled to designate three representatives and up to three alternative representatives. Each representative will have full authority to act on behalf of the member that designated such representative with respect to matters pertaining to that LLC. The members of each LLC have agreed that each representative is an agent of the member that designated that person and does not owe any duty (fiduciary or otherwise) to any other member or any other representative.

The management committee of each LLC will meet no less often than quarterly, with the time and location of, and the agenda for, such meetings to be as the management committee determines provided that in lieu of a meeting, the management committee may elect to act by written consent. Special meetings of the management committee may be called at such times as a member or management committee representative determines to be appropriate. The presence in person, or by electronic communication, of a majority of representatives (including at least one representative of each member) constitutes a quorum of the management committee. Each representative is entitled to one vote on each matter submitted for vote of the management committee, and except as noted below, the vote of a majority of the representatives at a meeting properly called and held at which a quorum is present constitutes the action of the management committee. Any action of the management committee may be taken by unanimous written consent.

The following actions require the unanimous approval of the management committee:

•	dissolution of the LLC;

•	causing or permitting the LLC to take certain bankruptcy actions;

•	mortgaging or pledging assets with a value exceeding $225 million;

•	the commencement or the resolution before the Federal Energy Regulatory Commission, or FERC, (or any U.S. Court of Appeals of an appeal of a FERC order) of certain actions under the Natural Gas Act, or any other proceeding before the FERC that would result in (i) a $50 million or more reduction in revenue, (ii) a $50 million or more payment of penalties, refunds or interest or (iii) an agreement to pay a criminal penalty;

•	the creation of any additional membership interests or admission of any new member;

•	any proposal to dispose of assets of such LLC with a value exceeding $225 million;

•	the disposition of all or substantially all of the assets of the LLC, and any disposition of interests in the LLC that would result in a termination under Section 708 of the Internal Revenue Code;

•	any merger, consolidation or conversion of the LLC; and

•	entering into new lines of business, including but not limited to, those that do not generate “qualifying income” under Section 7704 of the Internal Revenue Code.

With respect to Elba Express only, the following actions require written consent of the independent member:

•	dissolution of the LLC;

•	the disposition of all or substantially all of the assets of the LLC;

•	any merger, consolidation or conversion of the LLC;

•	amending certain provisions of the LLC Agreement;

•	causing or permitting the LLC to take certain bankruptcy actions;

•	engaging in any activity not set forth in the LLC agreement;

•	incurring indebtedness other than as permitted under Elba Express’ credit agreement;

•	modifying, amending or terminating certain documents contemplated by Elba Express’ credit agreement;

•	creating or permitting a lien on Elba Express’ property other than as permitted under its credit agreement;

•	entering into any agreement or transaction with any member or member’s affiliate other than as expressly provided by the LLC Agreement or credit agreement; and

•	amending or modifying the LLC’s certificate of formation.

Amending the SLNG LLC Agreement requires a written instrument executed by all members. Amending the Elba Express LLC Agreement generally requires a written instrument executed by all members other than the independent member, but certain provisions of the Elba Express LLC Agreement can only be amended with the consent of the independent member.

Quarterly Cash Distributions.  Under the SLNG and Elba Express LLC agreements, on or before the end of the calendar month following each quarter prior to the commencement of each LLC’s liquidation, the management committee of each LLC is required to review the amount of available cash with respect to that quarter and distribute 100% of the available cash to the members of that LLC (other than the independent member in the case of Elba Express) in accordance with their percentage interests, subject to limited exceptions. Available cash with respect to any quarter is generally defined in these LLC Agreements as the sum of all cash and cash equivalents on hand at the end of the quarter, plus cash on hand from Working Capital Borrowings (as defined therein) made subsequent to the end of that quarter (as determined by the management committee), less cash reserves established by the management committee as necessary or appropriate for the conduct of the LLC’s business or required by law.

Capital Calls to the Members.  From time to time as determined to be appropriate by the management committee of each LLC, the management committee may issue a capital call notice to the members of that LLC (other than the independent member in the case of Elba Express) for capital contributions to be made to fund such LLC’s operations. The notice will specify the amount of the capital contribution from all members collectively and each member individually, the purpose for which the funds will be used and the date that the contributions are to be made. If a member fails to make a capital contribution when required under a capital call notice, the member(s) that have made their full contribution may elect to pay the unpaid contribution and elect to treat that additional contribution as either (a) resulting in a priority interest of such contributing member(s) or (b) treated as a permanent capital contribution that results in an adjustment of each member’s relative percentage interest. If priority interest treatment is elected, all distributions that would otherwise have been paid to the non-contributing member will be paid to the contributing member(s) until the priority interest is terminated, which will occur when the total of additional distributions to the contributing member(s) equal the sum of the additional contribution amount plus 12% per annum.